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Exhibit 99.1

WorldGate Announces Agreement to Sell Certain Assets
and Also Releases Second Quarter 2003 Earnings

        Trevose, Pa., August 7, 2003—WorldGate Communications, Inc. (NASDAQ: WGAT) today announced that it has entered into a definitive agreement to sell to TVGateway, LLC certain interactive television intellectual property rights as well as WorldGate's current equity interest in TVGateway. The purchase price for these assets will be $3 million, to be paid in cash, which WorldGate will use to fund continuing operations, as well as to develop and distribute new products and services for the broadband market. As part of the purchase and simultaneously with the execution of the definitive agreement, TVGateway redeemed all of the equity interests in TVGateway held by WorldGate for $600,000 with the $2.4 million balance to be paid at closing. The initial $600,000 payment, in addition to existing cash on hand, is expected to provide sufficient funds to continue operations through the expected closing when the remainder of the purchase price will be paid.

        The agreement providing for the purchase of these assets by TVGateway also includes a license back to WorldGate, allowing it to continue to provide its interactive cable television data feeds and monitoring operations after the closing of this transaction. WorldGate will also retain certain rights, assets and liabilities in connection with this transaction, including WorldGate's designs, technology, systems and intellectual property utilized for its planned product and service offerings in the broadband marketplace. In addition, the company will retain its current cash and cash equivalents, receivables, inventory, contractual rights, and most of its other tangible assets.

        As the first of its new product and service offerings, WorldGate has been developing, and will continue to develop, a videophone with high quality, full motion video. Since this product is designed to work with existing broadband infrastructures, the Company plans to leverage its longstanding relationships and business partnerships within the broadband marketplace as well as its expertise in video and broadband technology. The Company believes that it has overcome many of the historical obstacles to consumer acceptance of video telephone products by producing a unique combination of superior technology and consumer-friendly style. The TVGateway transaction will allow WorldGate to refocus its efforts from interactive cable television toward videophone and to continue to explore other new broadband technology and products. With this refocus the Company has also continued to implement measures, including significant personnel reorganizations, intended to reduce its operating costs and improve efficiencies. As part of this process the Company has recently accepted the resignation of Gerard Kunkel, president of WorldGate, who indicated his desire to pursue other personal interests. Gerard has made significant contributions to the Company and we wish him well in his future endeavors.

        WorldGate's board of directors has approved, and unanimously recommends shareholder approval of, the sale. Pending shareholder approval and the satisfaction of various closing conditions contained in the definitive agreement, the sale is expected to close sometime in September or October of this year. WorldGate has set a record date of August 5, 2003 for shareholders entitled to notice of, and to vote at, a shareholder meeting relating to the sale, which meeting is expected to be held during September or October 2003. Upon compliance with the requirements of the Securities Exchange Act, WorldGate will be mailing definitive proxy materials to stockholders who held WorldGate common stock as of the record date. WorldGate recommends its shareholders to read the definitive proxy materials because they contain important information. When available, copies of the WorldGate definitive proxy statement and other soliciting materials may be obtained free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov.

        WorldGate also announced today its financial results for the second quarter ended June 30, 2003.

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  Revenues were $0.4 million, a decrease of $1.8 million from the first quarter 2003.

  •
  Quarterly loss was $3.0 million, a $1.1 million increase versus the loss in the first quarter 2003.

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  Quarterly loss per share was $0.13, compared to the first quarter 2003 loss per share of $0.08.

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  Cash, cash equivalents and short-term investments declined to $0.8 million as of June 30, 2003 from $2.6 million at March 31, 2003.

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  Revenue Generating Units (RGUs) increased by 22,580 to 581,611 an increase of 4% versus the first quarter ending March 31, 2003.

Financial Summary:

        Revenues for the three months ended June 30, 2003 were $0.4 million, a decrease of $1.8 million from the first quarter 2003 revenues of $2.2 million, and a $3.5 million reduction from the $3.9 million achieved in the second quarter 2002. These reductions in revenue primarily reflect a reduction in the revenue received from TVGateway as a result of the completion of the previously announced agreement with TVGateway, LLC to transfer to TVGateway certain WorldGate employees and functions that WorldGate was providing for TVGateway. Revenues from TVGateway were $0.1 million in the second quarter of 2003, a decrease of $1.7 million from the $1.8 million of revenues recognized in the first quarter of 2003.

        Gross margin for the second quarter of 2003 was negative $0.9 million, which included $1 million of additional inventory reserve. This compares to a $.7 million positive gross margin in the first quarter of 2003. The gross margin decline also reflects a $0.8 million quarter-to-quarter loss of gross margin associated with the TVGateway contract termination.

        For the second quarter ended June 30, 2003, WorldGate reported a quarterly net loss of $3.0 million, or $.13 loss per share, a 59% increase compared to a loss of $1.9 million or $0.08 loss per share for the first quarter, 2003. The second quarter loss includes a $1.0 million, or $0.04 per share, inventory reserve in the quarter primarily for analog and slow moving inventory.

        Cash, cash equivalents, and short-term investments amounted to $763,000 as of June 30, 2003, compared to $2.6 million at March 31, 2003. Cash usage during the second quarter 2003 increased to $1.8 million versus the $1.2 million cash usage in the first quarter 2003 primarily as a result of the reduced revenue from TVGateway.

Deployment Details:

        For the quarter ended June 30, 2003, WorldGate Revenue Generating Units (RGUs) amounted to 581,611 as compared to 559,031 in the prior quarter, an increase of 4%. While the RGU's in the quarter increased, reflecting a new launch by Charter Communications in Willimantic, Connecticut, we have received terminations by several customers subsequent to the quarter end reflecting their concern with our financial position.

Financial Tables:

WorldGate Communications — Statement of Operations
(in thousands, except per share and share data)

	Three Months Ended June 30,
	2003	2002
Total Revenues	$391	$3,917
Cost of Revenues	1,270	5,961

Gross Margin	(879)	(2,044)
Gross Margin Percentage	(225%)	(52%)
Engineering and Operations	874	2,476
Sales and Marketing	231	833
General and Administrative	845	807
Depreciation and Amortization	177	318
Total Operating Expenses	2,127	4,434

Loss from Operations before goodwill impairment	(3,006)	(6,478)
Goodwill impairment recorded under SFAS 142		(3,006)

Loss from Operations	(3,006)	(9,484)
Other Income (Expense)	7	5

Net Loss	$(2,999)	$(9,479)
Net Loss per Common Share —Basic and Diluted	$(0.13)	$(0.40)
Weighted Average Common Shares —Basic and Diluted	23,579,861	23,573,122

WorldGate Communications — Statement of Operations
(in thousands, except per share and share data)

	Six Months Ended June 30,
	2003	2002
Total Revenues	2,556	$7,093
Cost of Revenues	2,693	9,498

Gross Margin	(137)	(2,405)
Gross Margin Percentage	(5%)	(34%)
Engineering and Operations	1,945	4,791
Sales and Marketing	572	1,509
General and Administrative	1,807	1,358
Depreciation and Amortization	422	635

Total Operating Expenses	4,746	8,293

Loss from Operations before good will impairment	(4,883)	(10,698)
Goodwill impairment recorded under SFAS 142		(3,006)

Loss from Operations	(4,883)	(13,704)
Other Income (Expense)	(1)	70

Net Loss	$(4,884)	$(13,634)
Net Loss per Common Share —Basic and Diluted	$(0.21)	$(0.58)
Weighted Average Common Shares —Basic and Diluted	23,579,256	23,570,714

WorldGate Communications — Consolidated Balance Sheet Data
(in thousands)

	June 30, 2003	December 31, 2002
Cash, Cash Equivalents, and Investments	$763	$3,807
Accounts Receivable	510	2,593
Inventory	2,686	3,962
Total Assets	7,371	14,019
Total Stockholders' Equity	2,451	7,295

About WorldGate Communications Inc.

        Founded in 1995, WorldGate Communications, Inc. is traded on NASDAQ under the symbol WGAT. More information on WorldGate can be accessed at www.wgate.com.

        This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology "may," "will," "believes," "plans," "expects," "anticipates," "predicts," "forecasts," and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:
Joel Boyarski
Vice President
Chief Financial Officer
215-354-5312

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  Exhibit 99.1